                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                              SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                   (Amendment No.        Three      )*
                                   ---------------

                            NEW WEST EYEWORKS, INC.
                            (Name of Issuer)


                              Common Stock
                     (Title of Class of Securities)


                                649156106
                             (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     (Continued on following pages)

                           Page 1 of 14 pages

CUSIP No. 649156106                  13G                  Page 2 of 14 Pages

---------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MESIROW FINANCIAL HOLDINGS, INC.
---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
---------------------------------------------------------------------------
   3   SEC USE ONLY


---------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Delaware
---------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              1,637,487 <F1>
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  17,689 <F2>
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               1,637,487 <F1>
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            17,689 <F2>
---------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        1,655,176 <F1>

---------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        37.6%

---------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                        HC

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

__________________
<F1>   Indirectly held through Mesirow Capital Partners II, Mesirow Capital
       Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI.

<F2>   These shares are owned by Flag Partners.  Mr. Sutter is a general partner in Flag Partners.

CUSIP No. 649156106                  13G                  Page 3 of 14 Pages

---------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MESIROW CAPITAL PARTNERS II
---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Illinois
---------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              230,685
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               230,685
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
---------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        230,685

---------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        6.0%

---------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                        PN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

 CUSIP No. 649156106                  13G                  Page 4 of 14 Pages


---------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MESIROW CAPITAL PARTNERS III
---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Illinois
---------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              239,887
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               239,887
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
---------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        239,887

---------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        6.3%

---------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                        PN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

 CUSIP No. 649156106                  13G                  Page 5 of 14 Pages

---------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MESIROW CAPITAL PARTNERS IV
---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Illinois
---------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              205,571
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               205,571
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
---------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        205,571

---------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        5.4%

---------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                        PN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

 CUSIP No. 649156106                  13G                  Page 6 of 14 Pages

---------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MESIROW CAPITAL PARTNERS V
---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Illinois
---------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              384,053
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               384,053
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
---------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        384,053

---------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        10.0%

---------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                        PN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

 CUSIP No. 649156106                  13G                  Page 7 of 14 Pages

---------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 MESIROW CAPITAL PARTNERS VI
---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                         Illinois
---------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              576,491
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH                  -0-
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               576,491
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                            -0-
---------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        576,491

---------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        13.8%

---------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                        PN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

 CUSIP No. 649156106                  13G                  Page 8 of 14 Pages

---------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         William P. Sutter, Jr.
---------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
---------------------------------------------------------------------------
   3   SEC USE ONLY

---------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States
---------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              800  1/<F3>
  BENEFICIALLY    ---------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               16,889  2/<F4>
   REPORTING      ---------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               800  1/<F3>
                  ---------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                         16,889  2/<F4>
---------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        17,689

---------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        13.8%

---------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
                        IN

---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

____________________
<F3>
 1/ Mr. Sutter is an officer of the corporate general partners of Mesirow Capital Partners II, Mesirow Capital Partners, III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners
      VI.  Mr. Sutter holds these shares as custodian for his children.
<F4>
 2/ These shares are owned by Flag Partners. Mr. Sutter is a general partner in Flag Partners.

      Item 1(a)       Name of Issuer:

                      New West Eyeworks, Inc.

           (b)        Address of Issuer's Principal Executive Offices:

                      2104 West Southern Avenue
                      Tempe, Arizona  85282

      Item 2(a)       Name of Person Filing:

                      The shares reported herein are held by Mesirow
                      Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V, Mesirow Capital Partners VI and William P. Sutter, Jr., an officer of the corporate general partners of these entities, as custodian for his children and as a general partner of Flag Partners. This filing is also made on behalf of Mesirow Financial Holdings, Inc., which is the ultimate parent corporation of (i) Mesirow Financial Services, Inc., which is the corporate general partner of each of Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV and Mesirow Capital Partners VI and (ii) Mesirow Private Equity Investments, Inc., which is the corporate general partner of Mesirow Capital Partners V. The persons on behalf of whom this Schedule 13G is being filed are represented on the Board of Directors of the Issuer by Mr. Sutter.

           (b)        Address of Principal Business Office:

                      The address of the principal business office of each of the above-named persons is:

                      350 North Clark Street
                      Chicago, Illinois  60610

           (c)        Citizenship:

                      Mesirow Financial Holdings, Inc. is a Delaware corporation. Each of Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI is an Illinois limited partnership. Mr. Sutter is a citizen of the United States.

           (d)        Title of Class of Securities:

                      Common Stock

           (e)        CUSIP Number:

                      649156106

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a)   ( )  Broker or Dealer registered under Section 15 of the
                      Act

           (b)   ( )  Bank as defined in Section 3(a)(6) of the Act

           (c)   ( )  Insurance Company as defined in Section 3(a)(19) of
                      the Act

           (d)   ( )  Investment Company registered under Section 8 of the
                      Investment Company Act

                           Page 9 of 14 pages

           (e)   ( )  Investment Adviser registered under Section 203 of
                      the Investment Advisers Act of 1940

           (f)   ( )  Employee Benefit Plan, Pension Fund which is subject
                      to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

           (g)   ( )  Parent Holding Company, in accordance with  240.13d-1
                      (b)(1)(ii)(G)

           (h)   ( )  Group, in accordance with  240.13d-1 (b)(1)(ii)(H)

Item 4     Ownership*
           (a)   Amount Beneficially Owned**  1,655,176 shares
                                             ---------------------
           (b)   Percent of Class             37.6%***
                                              --------------------
           (c)   Number of shares as to which such person has:***
                 (i)    Sole power to vote
                        or to direct the vote       1,637,487 shares
                                              --------------------------
                 (ii)   Shared power to vote
                        or to direct the vote           17,689 shares
                                              --------------------------
                 (iii)  Sole power to dispose or
                        to direct the
                        disposition of              1,637,487 shares
                                              ---------------------------
                 (iv)   Shared power to dispose
                        or to direct the
                        disposition of                  17,689 shares
                                              ---------------------------

* The beneficial ownership figures set forth in response to this Item 4 combine holdings separately reported on the cover pages hereof by each of the persons named in response to Item 1(a) above. Beneficial ownership of the same shares may be shared between the persons named above.

** The filing of this Schedule 13G shall not be construed as an admission that such person is, for the purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement. Mr. Sutter is an officer of the corporate managing general partner of each of Mesirow Capital Partners II, Mesirow Capital Partners III, Mesirow Capital Partners IV, Mesirow Capital Partners V and Mesirow Capital Partners VI. Mr. Sutter disclaims beneficial ownership of such shares.

*** The number of shares reported as being beneficially owned under Item 4(a) may be less than the aggregate number of shares being reported in Item 4(c) since more than one of the indices of beneficial ownership specified in Item 4(c) may be present with respect to the same shares deemed to be beneficially owned.


                           Page 10 of 14 pages

      Item 5     Ownership of Five Percent or Less of a Class

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

      Item 6     Ownership of More than Five Percent on Behalf of Another
                 Person

                 To the best of our knowledge, we are unaware of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

      Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 See Exhibit B attached.

      Item 8     Identification and Classification of Members of the Group

                 The attached Exhibit A states the identity of each member of the group filing this Schedule 13G.

      Item 9     Notice of Dissolution of Group

                 NOT APPLICABLE
                 ------------------------------------
      Item 10    Certification

                 NOT APPLICABLE
                 ------------------------------------



                           Page 11 of 14 pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    * * * * * * * * *


Dated:  February 14, 1997             MESIROW FINANCIAL HOLDINGS, INC.



                                       By /s/ James C. Tyree
                                          James C. Tyree
                                          Chairman and Chief Executive Officer

MESIROW CAPITAL PARTNERS II            MESIROW CAPITAL PARTNERS III

By: Mesirow Financial Services,        By: Mesirow Financial Services,
    Inc., Its General Partner              Inc., Its General Partner



    By /s/ William P. Sutter, Jr.      By /s/ William P. Sutter, Jr.
       William P. Sutter, Jr.             William P. Sutter, Jr.
       Vice President                     Vice President


MESIROW CAPITAL PARTNERS IV            MESIROW CAPITAL PARTNERS V

By: Mesirow Financial Services,        By:  Mesirow Private Equity
    Inc., Its General Partner               Investments, Inc., Its General
                                            Partner



    By /s/ William P. Sutter, Jr.           By /s/ William P. Sutter, Jr.
      William P. Sutter, Jr.                 William P. Sutter, Jr.
      Vice President                         Executive Vice President


MESIROW CAPITAL PARTNERS VI

By: Mesirow Financial Services,
    Inc., Its General Partner



    By /s/ William P. Sutter, Jr.       /s/ William P. Sutter, Jr.
       William P. Sutter, Jr.           WILLIAM P. SUTTER, JR.
       Vice President

                           Page 12 of 14 pages

                                        EXHIBIT A


      The undersigned, MESIROW FINANCIAL HOLDINGS, INC., a Delaware corporation, MESIROW CAPITAL PARTNERS II, an Illinois limited partnership, MESIROW CAPITAL PARTNERS III, an Illinois limited partnership, MESIROW CAPITAL PARTNERS IV, an Illinois limited partnership, MESIROW CAPITAL PARTNERS V, an Illinois limited partnership, MESIROW CAPITAL PARTNERS VI, an Illinois limited partnership and WILLIAM P. SUTTER, JR. hereby agree that this 13G to which this Agreement is attached as an exhibit is filed on behalf of each of them.

Dated:  February 14, 1996             MESIROW FINANCIAL HOLDINGS, INC.




                                       By /s/ James C. Tyree
                                          James C. Tyree
                                          Chairman and Chief Executive Officer

MESIROW CAPITAL PARTNERS II            MESIROW CAPITAL PARTNERS III

By: Mesirow Financial Services,        By: Mesirow Financial Services,
    Inc., Its General Partner              Inc., Its General Partner



    By /s/ William P. Sutter, Jr.      By /s/ William P. Sutter, Jr.
       William P. Sutter, Jr.             William P. Sutter, Jr.
       Vice President                     Vice President


MESIROW CAPITAL PARTNERS IV            MESIROW CAPITAL PARTNERS V

By: Mesirow Financial Services,        By:  Mesirow Private Equity
    Inc., Its General Partner               Investments, Inc., Its General
                                            Partner



    By /s/ William P. Sutter, Jr.           By /s/ William P. Sutter, Jr.
      William P. Sutter, Jr.                 William P. Sutter, Jr.
      Vice President                         Executive Vice President


MESIROW CAPITAL PARTNERS VI

By: Mesirow Financial Services,
    Inc., Its General Partner



    By /s/ William P. Sutter, Jr.       /s/ William P. Sutter, Jr.
       William P. Sutter, Jr.           WILLIAM P. SUTTER, JR.
       Vice President

                           Page 13 of 14 pages

                                        EXHIBIT B



      Identification of the Subsidiaries to which this filing relates is Mesirow Financial Services, Inc. and Mesirow Private Equity Investments, Inc., as further described in response to Item 2(a).






                           Page 14 of 14 pages